Exhibit 99.1

News Release

onsemi Appoints Christina Lampe-Önnerud to the Board of Directors

Scottsdale, Ariz. – Aug. 23, 2023 – onsemi (Nasdaq: ON) today announced that Christina Lampe-Önnerud was appointed to its board of directors, effective September 1, 2023.

Lampe-Önnerud is a highly regarded founder and business leader, having served as chief executive officer of two separate companies, and is also considered an expert in the energy storage space. Among her unique global experience, she has been active in multiple domestic and international government delegations as an authority on energy technologies. As a two-time World Economic Forum (WEF) Technology Pioneer, who has served as co-chairman of the WEF Global Future Council on Energy, she continues to be engaged in multiple initiatives throughout the United States, Europe, and Asia.

“Christina brings a wealth of experience as a pioneer and innovator in battery technologies designed to improve energy storage and power consumption,” said Alan Campbell, chair of onsemi’s board of directors. “Her work, values and passion are well-aligned with onsemi’s strategic priorities focused on delivering innovative technologies for the automotive and industrial end-markets that deliver a sustainable future and we look forward to her invaluable contributions to the board.”

“onsemi’s ambition to deliver industry-leading power and sensing technologies that will transform our world’s energy usage is where I’ve dedicated my life’s work,” said Christina Lampe-Önnerud. “It is an exciting time to be joining the board to support the leadership team as they continue to execute on the strategy and drive long-term shareholder value and sustainable results.”

Lampe-Önnerud holds more than 80 patents on designs, products, devices, components, materials, and processes. She has over 25 technical publications in scientific journals focusing on science and thought-leadership. She is also frequently tapped as an expert commentator in media interviews and regularly speaks at government and industry conferences on power and energy issues.

Lampe-Önnerud received both a Bachelor of Science degree in chemistry and calculus and a Ph.D. in inorganic chemistry from Uppsala University, Sweden. She completed her post-doctorate at Massachusetts Institute of Technology, where she serves on the Visiting Committee. In 2022, she was honored with the King’s Medal, one of Sweden’s most prestigious awards, for her work in producing safe, low-cost, high-performance lithium-ion batteries.

About onsemi

onsemi (Nasdaq: ON) is driving disruptive innovations to help build a better future. With a focus on automotive and industrial end-markets, the company is accelerating change in megatrends such as vehicle electrification and safety, sustainable energy grids, industrial automation, and 5G and cloud infrastructure. onsemi offers a highly differentiated and innovative product portfolio, delivering intelligent power and sensing technologies that solve the world’s most complex challenges and leads the way to creating a safer, cleaner and smarter world. onsemi is recognized as a Fortune 500® company and included in the Nasdaq-100 Index® and S&P 500® index. Learn more about onsemi at www.onsemi.com.

onsemi and the onsemi logo are trademarks of Semiconductor Components Industries, LLC. All other brand and product names appearing in this document are registered trademarks or trademarks of their respective holders.

Krystal Heaton	Parag Agarwal

Director, Head of Public Relations	Vice President - Investor Relations & Corporate Development

onsemi	onsemi

(480) 242-6943	(602) 244-3437

Krystal.heaton@onsemi.com	investor@onsemi.com

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